                                                                   EXHIBIT 10.19

                         SALES AND MARKETING AGREEMENT


THIS SALES AND MARKETING AGREEMENT (the "Agreement") is by and between ATL Ultrasound, Inc., a corporation of the State of Washington, having a place of business at 22100 Bothell-Everett Highway, Bothell, Washington 98041-3003 ("ATL"), and Vital Images, Inc., a corporation of the State of Iowa having a place of business at 2575 University Avenue, St. Paul, Minnesota 55114-1024 ("Vital Images").

                                  WITNESSETH:

WHEREAS, the parties have concurrently herewith entered into a Joint Development Agreement (the "Development Agreement") under which the parties will participate in programs designed to extend Vital Images' three dimensional volume visualization technology into medical diagnostic ultrasound imaging applications.

WHEREAS, the parties desire to grant to ATL certain rights to use Vital Images' three dimensional volume visualization technology, including that resulting from the Development Agreement, in medical diagnostic ultrasound imaging applications.

NOW, THEREFORE, in consideration of the terms and conditions in this Agreement, the parties agree as follows:

                            1.  DEFINITION OF TERMS

1.1  Definition.  As used in this Agreement, the following terms shall have the
     ----------
following meanings:

          (a) "Acceptance Date" shall have the meaning set forth in Section 1.1 of the Development Agreement.

          (b) "Maintenance" shall have the meaning set forth in Section 1.3 of the Development Agreement.

          (c) "Products" shall have the meaning set forth in Section 1.2 of the Development Agreement and shall further include any additions, modifications, improvements, revisions, enhancements, or upgrades to the Product made by ATL, Vital Images, or jointly by the parties.

          (d) "Upgrades" shall have the meaning set forth in Section 1.4 of the Development Agreement. Upgrades sold to customers shall require a royalty payment by ATL to Vital Images, and Upgrades which are provided free of charge to customers shall not require a royalty payment by ATL to Vital Images. Pursuant to Section 3.6 of the Development Agreement, the parties will agree prior to entering into a Product Development Plan (as defined in the Development Agreement) for any Upgrade as to whether an Upgrade will be sold or provided free of charge to customers.

          (e) "Options" shall have the meaning set forth in Section 1.5 of the Development Agreement. The sale of an Option by ATL shall require the payment of a royalty by ATL to Vital Images.

                              2.  LICENSE TO ATL

2.1  License to ATL.  Subject to the terms and conditions of this Agreement, ATL
     --------------
shall have the world-wide and exclusive right to make, use, and sell Products in any and all medical diagnostic ultrasound imaging markets, and to extend the perpetual right to use Products to its customers through sublicensing as provided in Section 7.1 hereof. The exclusive rights granted to ATL under this Agreement to make, use and sell Products shall commence on the date this Agreement is signed by the parties, and shall extend on a Product by Product basis for an initial exclusivity period of one year from the Acceptance Date of each Product.

     (a)  Maintenance of Exclusivity.  Following the expiration of the
          --------------------------
initial one year exclusivity period, ATL shall continue to have the world-wide and exclusive right to make, use and sell each Product in accordance with this Agreement for so long as the number of each Product sold by ATL in subsequent twelve month periods meets an agreed upon minimum unit sales number. The parties shall meet annually to set the minimum unit sales number for each Product for the purpose of exclusivity, which number will be agreed upon by the parties in good faith negotiations by a date not later than two months after the end of the preceding sales year. In such negotiations ATL shall have the right to require that the unit sales number be [*] and Vital Images shall have the right to insist that the unit sales number [*].

     (b)  Loss of Exclusivity.  In the event that any of the following
          -------------------
events occur, ATL shall retain the right to make, use and sell the affected Product, but ATL's exclusive rights with respect to the Product shall terminate:

          (i) If the number of units of such Product sold by ATL in any twelve month period is less than the agreed-upon minimum number for that period; or
          (ii) If the parties fail to agree upon a minimum unit sales number for a Product as described in Section 2.1(a) above.

In addition, Vital Images has the option of notifying ATL that it henceforth has only nonexclusive rights to a distribute a Product in the event that ATL begins selling a product of its own internal development which substantially matches the specifications of the Product being exclusively distributed by ATL hereunder.

When ATL has non-exclusive rights to make, use or sell a Product under this Agreement, Vital Images may itself or may assist others engaged in medical ultrasound, in developing, making, using, selling or distributing a like product, provided that no use is made (i) of the technology or proprietary information solely owned by ATL except as permitted by the license of Section
7.4 of the Development Agreement, or (ii) of the ATL user interface.

* The Registrant has omitted portions ("Confidential Information") of Section 2.1(a) pursuant to a request by the Registrant for confidential treatment from the Securities and Exchange Commission (the "Commission"). Included with such request, the Registrant has filed the Confidential Information separately with the Commission.

2.2  Ultrasound Protocols.  Vital Images will not implement, sell or distribute
     --------------------
any ultrasound protocol of the Products on any other Vital Images product until the expiration of a period of six (6) months following the Acceptance Date of the Product without the consent of ATL. If Vital Images does implement an ultrasound protocol of a Product on any other product, the following shall apply:

     (a)  Protocol Identification.  The ultrasound protocol will be
          -----------------------
identified on the product display as an ATL protocol in a manner agreed upon by ATL and Vital Images. Any publication describing or identifying the ultrasound protocol will identify the protocol as an ATL protocol; and

     (b)  Royalty Payable To ATL.  For each product sold by or with the
          ----------------------
consent of Vital Images which uses an ultrasound protocol of a Product, Vital Images will pay ATL a royalty equal to 10% of the actual realized price paid by the customer ("ARP") for the ultrasound option of the product in sales where the ultrasound option is separately priced in good faith to the customer. For sales where the ultrasound option is not separately priced, ATL and Vital Images shall jointly agree in good faith on a basis for determining a royalty to be paid by Vital Images which is equivalent to the foregoing 10% of the ultrasound option ARP royalty, such agreement being a precondition to sales of a product using an ultrasound protocol by or with the consent of Vital Images. A discount actually realized by the customer may be used in determining the ARP, which discount shall be no greater than the discount given on the non ultrasound features of the product. Royalties payable by Vital Images under this Section 2.2 shall be accounted for and paid on the same basis as royalties payable by ATL under
Section 3 of this Agreement.

2.3  Obligation to Market and Sell.  Vital Images understands that ATL designs,
     -----------------------------
develops, manufactures, and sells medical diagnostic ultrasound systems and products, that ATL is currently selling and continues to develop 3D imaging capabilities in its ultrasound systems, and that ATL may have additional 3D imaging capabilities under development which it will offer for sale in addition to the Products sold under this Agreement. Vital Images further acknowledges that the sale of the Products may not be the only means ATL uses to participate in three dimension volume visualization technology. Other than products of TomTec identified in Section 2.2(a)(i) of the Development Agreement, ATL will not make, use or sell the three dimension volume visualization product of any third party which competes directly with a Product sold under this Agreement for so long as it has exclusive rights hereunder to such Product. ATL MAKES NO REPRESENTATION OR WARRANTY THAT ATL WILL MARKET AND SELL THE PRODUCTS; provided however, after the Acceptance Date for any Product, if ATL has not commenced actively marketing the Product within 30 days of receipt of the Food and Drug Administration's 510k approval for the Product, then ATL shall retain the right to make, use and sell the Product, but ATL's exclusive rights with respect to that Product shall terminate. Any business decisions relating to the Products including, but not limited to, the manufacture, sale, price, and promotion of the Products shall be at the sole discretion of ATL.

2.4  Referrals.  During the term of this Agreement, all medical diagnostic
     ---------
ultrasound imaging business opportunities received by Vital Images and relating to a Product as to which ATL has exclusive rights shall be referred to ATL including opportunities in connection with a multi-modality environment.

During that portion of the term of this Agreement that Vital Images has referral obligations to ATL, all multi-modality three dimensional visualization business opportunities received by ATL shall be referred to Vital Images.

2.5  No Franchise.  ATL shall be entitled to develop and implement its own
     ------------
marketing and distribution plans free of control by or interference from Vital Images, and the parties agree that this Agreement shall not constitute a franchise agreement under Washington or Minnesota law. If the parties' relationship is deemed to be a franchise by a court of law or other judicial body, the parties hereto expressly agree to waive all rights and remedies which either of them may have due to any status as a franchisor or franchisee or pursuant to the application of any franchise laws, rules or regulations.

                             3.  ROYALTY PAYMENTS

3.1  Royalty.  For the rights granted to ATL under this Agreement, ATL shall pay
     -------
Vital Images a royalty for each Product sold by ATL as shown on the attached
Exhibit 3.0.
-----------

3.2  Time of Payment.  Royalty payments shall be paid to Vital Images within
     ---------------
thirty days following the end of each calendar quarter during the term of this Agreement, and shall apply to any Product shipped to an end user customer by ATL during the immediately preceding calendar quarter.

3.3  Taxes.  The royalty payments set forth in this Agreement are inclusive of
     -----
any and all taxes however designated or levied. Any and all taxes arising out of or in connection with the royalty payments set forth in this Agreement shall be the responsibility of Vital Images. Any taxes based upon the sales transaction between ATL and the customer shall be the responsibility of ATL and the customer as they shall determine.

3.4  Foreign Registration and Sale.  ATL shall be responsible for the
     -----------------------------
preparation, at its own cost and expense, of all documents necessary for registration, marketing and sale of the Products in any foreign country into which ATL elects to begin marketing and distribution activities and shall be responsible for securing and maintaining in full force and effect all other permits, licenses and approvals required in order to market and sell the Products in such foreign countries.

3.5  Books and Records.  During the term of this Agreement and for two years
     -----------------
thereafter, ATL shall maintain accurate and complete books and records with respect to the Products sold by ATL. With each royalty payment submitted to Vital Images, ATL shall furnish a written report containing sufficient information to allow the determination of the royalty payment then due. Upon reasonable notice to ATL, and not more frequently than once per year during the term of this Agreement, Vital Images, or a third party retained by Vital Images and reasonably acceptable to ATL who agrees to be bound by the obligations of confidentiality of this Agreement, shall have access to the books and record of ATL to verify the royalty payments set forth above. Vital Images shall be responsible for its costs in connection with the inspection of the books and records of ATL.

                           4.  VITAL IMAGES SUPPORT

4.1  Sales and Marketing Plans.  ATL shall be entitled to develop and implement
     -------------------------
its own sales and marketing plans for the Products free of interference from or control by Vital Images. ATL shall be solely responsible for the development, creation and execution of such sales and marketing plans. Vital Images, at ATL's request, shall support ATL's development of such sales and marketing plans by providing to ATL any existing information reasonably available to Vital Images concerning the specifications, performance and operation of the Products which is reasonably useful to ATL in the development of its sales and marketing plans and which Vital Images can supply without violating any applicable laws or regulations or contractual commitments.

4.2  Training.  If requested by ATL, Vital Images shall provide support for
     --------
three initial product training seminars for ATL personnel with respect to each Product. The first such training seminar for a given Product, provided such seminar is held in North America, shall be at no cost to ATL. ATL shall reimburse Vital Images for all travel expenses (including transportation, meals, and lodging) incurred by Vital Images in connection with providing such seminars outside of North America, and for all travel expenses for the second and third seminars for a given Product.

4.3  Support.  Subsequent to the Acceptance Date of a Product, Vital Images
     -------
shall provide Maintenance for the Product for so long as and only to the degree that ATL continues to have contractual or legal Maintenance obligations to a customer, and through a period extending two years following the date ATL ceases to market and sell a particular Product. Such Maintenance shall be provided in response to the reasonable request of ATL as promptly as possible and at no cost to ATL.

4.5  Product Warranties.  ATL may pass along to its customers any warranties
     ------------------
made by Vital Images in this Agreement or in the Development Agreement which relate to the Products. ATL shall be solely responsible for any other warranties it makes to its customers. Vital Images warrants that the Products and Product components it furnishes to ATL will meet the agreed upon Product specifications. EXCEPT AS EXPRESSLY PROVIDED HEREIN, VITAL IMAGES MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, TO EITHER ATL OR ANY CUSTOMER, WITH RESPECT TO ANY OF THE PRODUCTS OR PORTIONS THEREOF, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ATL warrants and represents that, for the benefit of both parties hereto, all Product sales to customers shall be subject to the warranty, exclusion, and intellectual property terms 11, 12, and 14 of the Terms of Sale attached hereto as Exhibit 4.5. Vital Images' warranties hereunder shall not be enforceable as to a given Product beyond a date which is two years after the date ATL has ceased selling the Product, except insofar as ATL continues to be obligated by law to support the Product.

4.6  Customer Complaints.  Vital Images shall conduct timely complaint analysis
     -------------------
with respect to any complaints received by ATL relating to any Products sold by ATL under this Agreement to the extent such complaints result from any software or components provided by Vital Images, and will provide ATL with the results of such analysis. Vital Images shall forward to ATL information regarding complaints it receives on software identical or substantially similar to the software used in the Products. Should any Product complaint received by ATL or Vital Images necessitate the submission of a Medical Device Report, or any subsequently established governmental reporting requirement, ATL shall have the responsibility for providing the required response. Vital Images shall provide reasonable assistance and support to ATL in the preparation of such report, and shall receive a copy of any response submitted to the governmental authority by ATL.

                5.  WARRANTIES, CONFIDENTIALITY, AND INDEMNITY

5.1  Warranties.  Each party covenants to and agrees with the other that:
     ----------

     Authority to Conduct Business.  It is duly organized and in good
     -----------------------------
standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and the permits, consents, and qualifications necessary to operate its business as it is currently being conducted.

     Authority to Perform Agreement.  The execution, delivery and performance of
     ------------------------------
this Agreement has been duly authorized by all necessary corporate action, and does not constitute a breach by the warranting party of its organizational documents or of any contract or agreement to which the warranting party is a party or by which the warranting party or its assets are bound.

     Exchange of Information.  It shall promptly furnish to the other party a
     -----------------------
complete and correct copy of any notice, report or other communication that it receives from the FDA or from any other governmental agency concerning the Products.

     Impairment of Obligations.  It shall not enter into any agreement, the
     -------------------------
execution or performance of which would violate or cause a breach of its obligations under this Agreement.

     Ownership of Intellectual Property.  It is the owner of the entire
     ----------------------------------
right, title and interest in any technology, know-how and/or proprietary information provided or licensed to the other hereunder, has the sole right to grant licenses to use such technology, know-how and proprietary information, and has not previously granted any rights to such technology, know-how or proprietary information that would interfere with any rights granted to the other party under this Agreement.

5.2  Confidentiality.  All information communicated by one party to the other
     ---------------
under this Agreement ("Confidential Information") shall be received in confidence, and shall be used only for the purposes of this Agreement. No Confidential Information shall be disclosed by the recipient, its agents, or employees without the prior written consent of the disclosing party. Recipient shall take all reasonable precautions, but not less than those used to protect its own confidential information, to prevent the disclosure of Confidential Information to third parties, except as may be required by reason of legal or regulatory requirements beyond the reasonable control of the recipient. Only those employees or agents of the recipient with a reasonable need to know may have access to the Confidential Information provided by the disclosing party.

Information shall not be deemed to be Confidential Information if it:

     is in the public domain at the time of disclosure;

     becomes part of the public domain after disclosure in a manner not involving breach of this Agreement by the recipient;

     is in the possession of the recipient at the time of disclosure as shown by its written records;

     is lawfully disclosed to the recipient by a third party, free of any obligation of confidentiality;

     is independently developed by the recipient's employees or agents who had no contact with or access to the Confidential Information;

     is communicated by the disclosing party to an unaffiliated third party free of any obligation of confidentiality; or,

     is disclosed in response to a valid order by a court or other governmental body, is otherwise required by law, or is necessary to establish the rights of either party under this Agreement.

5.3  Intellectual Property Indemnity.  Vital Images shall indemnify, defend, and
     -------------------------------
hold harmless ATL, its parent company, each of their respective subsidiaries and affiliates, and each of their respective officers, directors, and employees from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable attorney's fees and legal costs) arising out of or in any way connected with any claim that any intellectual property, technology, or information provided by Vital Images and contained within any Product sold by ATL under this Agreement infringes the intellectual or other property rights of any third party.

ATL shall indemnify, defend, and hold harmless Vital Images, its parent company, each of their respective subsidiaries and affiliates, and each of their respective officers, directors, and employees from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable attorney's fees and legal costs) arising out of or in any way connected with any claim that any intellectual property, technology, or information provided by ATL and contained within any Product sold by ATL under this Agreement infringes the intellectual or other property rights of any third party.

5.4  Product Liability.  ATL shall indemnify, defend, and hold harmless Vital
     -----------------
Images, its parent company, each of their respective subsidiaries and affiliates, and each of their respective officers, directors, and employees from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable attorney's fees and legal costs) arising out of or relating to personal injury (including death), or property damage caused by the Product to the extent caused by the negligence of ATL. The indemnification shall be contingent upon Vital Images giving ATL reasonable notice of receipt of any claim and allowing ATL to assume the control or the defense, compromise, or settlement thereof. Vital Images shall assist ATL to the extent reasonably required for the defense.

Vital Images shall indemnify, defend, and hold harmless ATL, its parent company, each of their respective subsidiaries and affiliates, and each of their respective officers, directors, and employees from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable attorney's fees and legal costs) arising out of or relating to personal injury (including death), or property damage caused by the Product to the extent caused by the negligence of Vital Images. The indemnification shall be contingent upon ATL giving Vital Images reasonable notice of receipt of any claim and allowing Vital Images to assume the control or the defense, compromise, or settlement thereof. ATL shall assist Vital Images to the extent reasonably required for the defense.

                            6.  TERM AND TERMINATION

6.1  Term.  This Agreement shall become effective at the date the Agreement is
     ----
signed by the parties, and shall extend until terminated by either party in accordance with the provisions in this Agreement.

This Agreement may be terminated by either party as follows:

     In the event that one party is in material default or breach of any provision of this Agreement, the other party shall have the right to terminate this Agreement upon 30 days written notice to the party in default or breach, provided that such party may avoid such termination by curing the condition of breach or default within such 30 day notice period.

     In the event of the liquidation or windup of one of the parties hereto, or the adjudication of bankruptcy, appointment of a receiver by a court of competent jurisdiction or assignment for the benefit of creditors, or where a levy of execution directly invoices all the substantial assets of a party, this Agreement shall automatically terminate effective the date of said liquidation, windup, adjudication, appointment, or assignment, except that, at the election of the party not involved in such action, the licenses granted to that party under this Agreement may be continued for the unexpired term of this Agreement.

6.2  Rights and Duties Upon Termination.  Upon termination of this Agreement for
     ----------------------------------
any reason:

     ATL shall cease making, selling and using the Products, except that ATL may dispose of its remaining Product inventory, and all exclusivity rights with respect thereto will terminate.

     Each party shall return to the providing party all copies of any Confidential Information that was provided by one party to the other during the course of this Agreement.

     Any and all licenses granted to ATL pursuant to Section 2.1 of this Agreement for purposes of making, selling and using the Products hereunder shall automatically terminate and be of no further force and effect.

     Each party shall continue to be bound by the provisions of this Agreement, which, by their nature, extend beyond or cannot be fully performed prior to the effective date of termination, including (a) warranty and indemnification obligations, (b)provisions relating to the protection, nondisclosure and restrictions on the use of Confidential Information, (c) remaining Maintenance obligations; (d) the rights and obligations of Section 2.2, and (e) provisions relating to the inspection of the other party's books and records.

     Each party shall pay to the other all sums owing under this Agreement, including, without limitation, all royalty payments.

6.3  Survival of Remedies.  The termination of this Agreement pursuant to this
     --------------------
Section shall be without prejudice to any rights or any remedies to which the terminating party is entitled, if any, due to the material breach of the other party of any warranty, representation or covenant given by the other party under this Agreement.

                          7.  SUBLICENSING OF SOFTWARE

7.1  Right to Sublicense.  Vital Images hereby grants to ATL a non-transferable
     -------------------
right and license, during the term of this Agreement, to sublicense any Vital Images software incorporated in or used in connection with a Product to end user purchasers of the Products in accordance with a written sublicense agreement to be entered into between ATL and the end user purchaser, the terms of which shall be mutually agreed upon by ATL and Vital Images prior to the Acceptance Date for the Product in connection with which the sublicense is granted. ATL shall have no ownership rights to Vital Images software by reason of this right to sublicense except for such right to sublicense.

7.2  Enforcement.  Vital Images retains the right to pursue any breaches of such
     -----------
sublicenses by end user purchasers or any other person or entity. ATL agrees to promptly inform Vital Images of any unauthorized use of the software by purchasers or others.

7.3  Protection of Software.  Unless otherwise consented to in writing by Vital
     ----------------------
Images, ATL may not alter, disassemble, decompile or reverse engineer the Vital Images software of any

Product which has been escrowed, or any Vital Images software which is not in a Product, under any circumstances.

                                8. MISCELLANEOUS

8.1  Assignment.  Neither party shall assign its rights or obligations under
     ----------
this Agreement or any interest therein to any third party without the prior written consent of the other party, provided, Vital Images may assign its rights or obligations under this Agreement to any third party who purchases substantially all of the business assets of Vital Images or who succeeds to the business of Vital Images by reason of a merger or consolidation. Assignments to a wholly owned or commonly owned subsidiary of a party may be made if the other party is informed and receives written notice of the consent of the subsidiary to be bound by all of the rights and obligations in this Agreement, and of the assignor's agreement to guarantee such performance by the assignee. This Agreement shall be binding upon and inure to the benefit of any successor to each party's business in whole or in part to which this Agreement relates.

8.2  Publicity.  Neither party shall originate any publicity, news release, or
     ---------
public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, or the performance hereunder save only such announcements as are mutually agreed upon, which agreement shall not be unreasonably withheld, or in the opinion of counsel for the party making the announcement, are required by law to be made. If a party decides to make an announcement required by law under this Agreement, it will give the other party three (3) days' advanced written notice of the text of the announcement so that the other party will have an opportunity to comment upon the announcement.

8.3  Choice of Law.  This Agreement shall be construed and administrated in
     -------------
accordance with the laws of the State of Washington.

8.4  Preservation of Intent.  In the event any provision in this Agreement is
     ----------------------
deemed null and void or unenforceable, the remaining provisions shall be deemed severable therefrom and shall remain in full force and effect.

8.5  Notices.  Any notice required or permitted to be given by this Agreement
     -------
shall be given by prepaid, first class, mail or facsimile transmission addressed to:

          if to ATL:         Jacques Souquet, Sr. Vice President
                             Advanced Technology Laboratories, Inc.
                             22100 Bothell Everett Highway SE
                             P.O. Box 3003
                             Bothell, WA 98041-3003

                    Facsimile number (206) 485-3680
          if to Vital Images:      Andrew M. Weiss, President

                                   Vital Images, Inc.
                                   2575 University Avenue
                                   Saint Paul, MN 55114-1024

                    Facsimile number (612) 642-9018

     Such addresses and numbers may be altered by notices so given.

8.6  Force Majeure.  No party shall be liable to the other party for any failure
     -------------
to perform any obligation under this Agreement where such failure is due to causes beyond the reasonable control of the party. Such causes include, but are not limited to acts of war, government export controls, other governmental acts, industrial dispute, lock-out, accident, fire, explosion, transport delays, acts of a third party, or loss or damage to any equipment. Each party shall use its best efforts to comply with its respective obligations under this Agreement despite the intervention or occurrence of any such cause, and to resume compliance with those obligations as soon as any such cause ceases to affect the performance of its obligations under this Agreement.

8.7  Waiver.  Failure to enforce any provision in this Agreement shall not
     ------
constitute a waiver of a party's rights thereafter to enforce the provision, or any other provision of this Agreement.

8.8  Entire Agreement.  This Agreement sets forth the entire understanding and
     ----------------
agreement by and between the parties with respect to the subject matter of this Agreement. There are no understandings or agreements, either written or oral, expressed or implied, other than those contained in this Agreement.

8.9  Headings.  The Article and Section headings contained in this Agreement are
     --------
for reference purpose only, and shall not be used by the parties to interpret the provisions of this Agreement, or effect the interpretation or construction of this Agreement.

8.10 Counterparts Effective.  This Agreement may be executed in counterparts,
     ----------------------
each of which shall be effective as an original copy of this Agreement. Execution may be effected by facsimile by mutual agreement of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year last written below.

ATL Ultrasound, Inc.                       Vital Images, Inc.


By:         /s/ Cass Diaz                  By:      Andrew M. Weiss
   --------------------------------           ---------------------------

Title: Senior V.P., Marketing/Sales        Title:      President & CEO
       ----------------------------              ------------------------

Date:          8/14/96                     Date:        8/14/96
     ------------------------------              -------------------------

Exhibit 3.0 - Royalty Payments

            [*]



* The registrant has omitted Exhibit 3.0 pursuant to a request by the registrant for confidential treatment from the Commission. Included with such request, the registrant has filed Exhibit 3.0 separately with the Commission.

                                 TERMS OF SALE

1. TERMS. ATL offers the products listed on the reverse side under the following terms. Additional or different terms, or modification to the terms proposed by Customer (whether in a document now or later submitted) will not be effective unless accepted by ATL in writing. Any extended maintenance services sold in connection with the purchase of products shall be under the terms on ATL's standard maintenance service contract. This quotation supersedes all previous quotations for the products, and is the entire and only offer between ATL and Customer concerning the sale of products. Prices quoted assume product delivery with one hundred eighty (180) days from the quotation date. Quoted prices are subject to revision for products delivered after one hundred eighty
(180) days from the quotation date. This quotation shall remain open for forty five (45) days from the quotation date, and is subject to change of or withdrawal prior to acceptance. Submission of purchase order shall constitute acceptance of the terms of this quotation. To accept this quotation, indicate shipping instructions on the reverse side, sign the quotation, and return within the time for acceptance.

2. DEPOSIT. Twenty percent (20%) of the total purchase price of the products shall be paid with the purchase order. ATL reserves the right to reject any purchase order not accompanied by the deposit.

3. TAXES. Prices do not include applicable sales, excise, use, value added, or other taxes, duties or fees (including customs duties and broker charges if applicable) in effect or later levied which ATL may be required to pay or collect in connection with the sale of products. All such taxes, duties and fees shall be paid to ATL by customer upon receipt of an invoice from ATL.

4. PAYMENT. Unless otherwise stated on the invoice, each invoice shall be paid net thirty (30) days from invoice date. Overdue payments shall be charged interest at the lesser of eighteen percent (18%) per annum, or the maximum permitted by applicable law. ATL shall have the right to offset amounts owed to ATL from any amounts ATL may owe Customer under any other agreement. ATL reserves the right to require full payment for products sold under a trade-in arrangement until the trade-in product is received by ATL, determined to be assessed accurately, and free of all liens and encumbrances.

5. DEFAULT. If Customer fails to make payments when due, ATL may recover all incidental and consequential damages caused by Customer's breach, including all fees paid to collection agencies, attorney's fees and costs. In addition, until Customer has paid the full amount due, without prior notice, ATL may withhold service on the products and any other ATL products owned by Customer.

6. SOLVENCY. If Customer becomes insolvent, files for protection under the bankruptcy code, makes an assignment for the benefit of creditors, has a receiver or trustee appointed, or is unable to meet its financial obligations as they come due, ATL may terminate this Contract, withhold delivery of products, stop delivery of products, and retain the deposit as liquidated damages. In any event, ATL may demand full payment in advance of shipment. If Customer refuses to make such payment, ATL may terminate this Contract and retain the deposit as liquidated damages.

7. SECURITY INTEREST. Customer hereby grants ATL a purchase money security interest in the products, a security interest in the products, and the right to possession of the products under Customer's default in payment until all payments have been made. Customer authorizes ATL to sign on Customer's behalf and file any documents to perfect ATL's security interest in the products.

8. CANCELLATION. Customer may cancel the order upon written notice. For orders canceled within five (5) days following the date the order was placed but before shipment of the product, ATL shall retain five percent (5%) of the purchase price from the deposit, and refund any excess deposit. For orders canceled more than five (5) days from the date the order was placed but before shipment of the products, ATL shall retain ten percent (10%) of the total purchase price from the deposit, and refund any excess deposit. For any order canceled, ATL also shall be entitled to recover the cost of any and all services provided to Customer including any educational services, and any costs incurred resulting from the return of products purchased from a third party on Customer's behalf. Customer agrees that such cancellation fees constitute fair and reasonable compensation for Customer's right of cancellation. Once shipment of substantially all the products has been made, the order cannot be canceled.

9. TITLE. Products shall be delivered to Customer F.O.B. shipping point. Title to and risk of loss to the products shall pass to Customer upon delivery to the F.O.B. point. Unless otherwise agreed in writing, all shipping costs shall be prepaid by ATL and billed to Customer. ATL shall have the right to make shipments in separate lots.

10. INSPECTION. Customer will be deemed to have accepted the products as conforming and undamaged unless Customer gives written notice of rejection within ten (10) days of product receipt. Products shall be inspected by an authorized ATL representative and made operational according to ATL's published specifications as determined by an authorized ATL representative, unless sold to Customer for further distribution.

11. WARRANTY. ATL warrants that the products shall be free from defects in material and workmanship for one (1) year from the date of delivery within the United States, or thirteen (13) months from date of invoice for products shipped by ATL outside of the United States. ATL makes no warranty for products shipped within the United States for subsequent shipment outside of the United States. For spare parts, add-ons and upgrades, the warranty is ninety (90) days from the date of delivery unless otherwise agreed in writing by ATL. All warranties are conditioned upon ATL's receipt of written notice of any defect prior to the end of the applicable warranty period. ATL's obligation and liability under this warranty is limited solely, at ATL's option, to repair or replacement of the products, or repayment or reduction of a reasonable portion of the purchase price for the products. ATL's warranties and obligations shall terminate without notice to Customer if the products are subject to misuse (including, damage to the transesophageal scanhead and cable caused by biting), alteration or, are repaired by other than an authorized ATL representative.

12. EXCLUSION. EXCEPT AS EXPRESSLY STATED HEREIN, ATL MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OF TRACE, OR SAMPLES PREVIOUSLY SUPPLIED. ATL shall not be liable to Customer for any special, indirect, incidental, or consequential damages resulting from breach of warranty or any other provision of this Contract, or for any liability of Customer to any third party. Any action by Customer against ATL arising out of this Contract must be brought within one (1) year after delivery of the products.

13. PROPRIETARY INFORMATION. Customer shall keep confidential all proprietary information furnished or disclosed by ATL unless such information has become part of the public domain through no fault of Customer. Customer shall not use or disclose such confidential and proprietary information for any purpose except as necessary for the maintenance, repair or operation of the products, without the prior written consent of ATL. Customer shall inform its employees and others with access to such confidential or proprietary information that it is confidential and subject to the restrictions described herein.

14. INTELLECTUAL PROPERTY. Customer acknowledges that the products and all codes, programs, firmware, software, know-how, methods and concepts associated with the products and all manuals and other printed material relating to the products include valuable copyright, patent, trademark, trade secret, and other proprietary rights of ATL (collectively "Intellectual Property"). ATL grants Customer a license to use the intellectual property only in connection with and to the extent necessary for the use of the products. ATL reserves and retains as patent, copyright, trade secret, trademark and other proprietary rights related to the Intellectual Property. No title to or ownership of any intellectual property is transferred to Customer. Customer shall not infringe, contest, or violate ATL's proprietary rights, and shall not copy, trace, disassemble, decompile, reverse engineer, or modify any intellectual property, or cause or permit others to do so. Transfer of the products by Customer shall constitute a transfer of such license which shall not otherwise be transferable. Customer's license to use the intellectual property shall automatically terminate if Customer uses or permits use of intellectual property in any way not permitted by or in violation of this paragraph. Customer shall be bound by the terms of third party license agreements for third party software that may be used in the products.

15. EXPORT LICENSING. Customer acknowledges that the products may be subject to licensing and other restrictions under United States law. Customer represents and warrants that the products are being acquired for ultimate use in the country of delivery by ATL. Customer agrees: (a) to comply with all applicable laws and registrations regarding the export of products from the country or delivery; (b) not to export the products from the country of delivery without first obtaining any required license or authorization of the United States Government; and (c) to notify Customer's purchasers of any products of applicable export licensing and other restrictions under the laws of the United States, the country of delivery, or COCOM. ATL makes no warranty for products shipped in violation of the provisions above.

16. UPGRADES. The price of all upgrades assumes the immediate return of replaced components, free from all liens and encumbrances, in exchange for the upgrade components. ATL will provide Customer with all software upgrades mandated by law, if replaced components are not returned, ATL shall induce Customer for an upgrade components at ATL's list price.

17. MANUFACTURE. ATL may change the construction or design of the products without notice to Customer as long as the function and performance of the products are not substantially altered. ATL reserves the right to use refurnished components in the manufacture and repair of products. The components shall be subject to the same inspection and quality control procedures as all other materials used in the manufacture of products and shall be warranted to the same extent as all other components under the warranty.

18. LEASING. ATL may accept a purchase commitment from a leasing company for Customer's benefit provided the purchase commitment is submitted within thirty
(30) calendar days from the date of the Contract and is approved in writing by ATL. Acceptance of a purchase commitment shall not relieve Customer of its obligations under this Contract should such leasing company fail, for whatever reason, to make full payment for products purchased under this Contract. Customer shall be discharged from the obligations to pay only at such time as ATL has received timely and full payment from such leasing company. If products are purchased by a leasing company for Customer's benefit, ATL and the Customer shall be bound by Paragraphs 1, 9-17, and 19-22.

19. EDUCATION SERVICES. Customer's rights to receive educational services obtained in conjunction with the purchase of products shall expire unless the services are used within twelve (12) months from the date of the corresponding products are shipped.

20. DELAY. ATL shall be excused from performance due to acts of God, perils of the sea, fire, flood, epidemic, war, civil disorder, government acts or restrictions, accidents, plant conditions strikes, labor difficulties, failure of or delay in transportation, shortages of fuel, energy, damage to products in transport, failure or any supplier to perform, or any cause beyond ATL's reasonable control.

21. ASSIGNMENT. No assignment of rights or delegation of duties under this Contract shall be binding upon ATL without ATL's prior written consent.

22. APPLICABLE LAW. This Contract shall be governed by the laws of the State of Washington. Customer consents to jurisdiction and venue of the Superior Court of King County, Washington for all matters relating to this Contract.